Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated January 14, 2008 accompanying the consolidated financial statements of Staffmark Investment LLC and Subsidiaries included in Compass Group Diversified Holdings LLC’s and Compass Diversified Holdings’ Current Report on Form 8-K dated February 22, 2008. We hereby consent to the incorporation by reference in the Registration Statements of Compass Group Diversified Holdings LLC and Compass Diversified Holdings on Forms S-3 (File No. 333-147218, effective November 7, 2007 and File No. 333-147217, effective November 7, 2007).
/s/ Grant Thornton LLP
Cincinnati, Ohio
February 22, 2008